Exhibit 2.3
UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE MAY 24, 2006.
THIS PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED OR TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.
GENOIL INC.
CONVERTIBLE PROMISSORY NOTE

January 23, 2006	Cdn. $750,000
     GENOIL INC., a corporation incorporated under the Canada Business Corporations Act (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay on the Maturity Date (as defined below) to LIFSCHULTZ ENTERPRISES CO., LLC (the “Noteholder”) and its successors, transferees and assigns, by wire transfer of immediately available funds to an account designated by Noteholder by written notice to Issuer the principal sum of Seven Hundred Fifty Thousand Dollars (Cdn.$750,000) or, if less, the aggregate unpaid principal amount outstanding on the Maturity Date, together with interest outstanding and unpaid as provided below in lawful currency of Canada as at the time of payment shall be legal tender for the payment of public and private debts.
     This Note (the “Note”) is one of a duly authorized issue of Convertible Promissory Notes of the Issuer in similar form (the “Promissory Notes”). The Promissory Notes rank equally and ratably without priority over one another. Payment, including any prepayment, may be made hereunder without payment, including any prepayments being made with respect to the other Promissory Notes.
     This Note is transferable or assignable by the Noteholder or any transferee of the Noteholder; provided that such transfer or assignment is made in compliance with applicable Canadian securities laws and in compliance with the United States Securities Act of 1933, as amended, and any applicable provincial, state and foreign securities laws. Issuer agrees to issue to the Noteholder or any transferee of the Noteholder from time to time a replacement note or notes in the form hereof and in such denominations as such Person may request to facilitate such transfers and assignments. In addition, after delivery of an indemnification agreement in form and substance satisfactory to the Issuer, the Issuer also agrees to issue a replacement note if this Note has been lost, stolen, or destroyed.

     The Issuer shall keep at its principal office a register (the “Register”) in which shall be entered the name and address of the registered holder of this Note and of all transfers of this Note. References to the “Holder” shall mean the Person listed in the Register as the payee of the Note. The ownership of this Note shall be proven by the Register. For the purpose of paying principal and any interest on this Note, Issuer shall be entitled to rely on the name and address in the Register and notwithstanding anything to the contrary contained in this Note, no Event of Default shall occur under Section 3(a) or 3(b) if payment of principal and any interest is made in accordance with the name and address contained in the Register.
     1. Certain Definitions. The following terms (except as otherwise expressly provided) for all purposes of this Note shall have the respective meanings specified below. The terms defined in this Section 1 include the plural as well as the singular.
          “Additional Common Shares” means any Common Shares issued by the Company after the date of this Note other than: (i) shares issued or issuable upon the exercise of any warrants or options outstanding as of the date of this Note; (ii) Common Shares or Common Share Equivalents issued in connection with a bona-fide strategic transaction with an unrelated third party; (iii) Common Shares or Common Share Equivalents issued in connection with any stock-based compensation plans of the Company approved by a majority of the independent directors on the Board of Directors of the Company or (iv) shares issuable upon the exercise or conversion of any Notes.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada) or any similar federal or foreign law for the relief of debtors that may be applicable.
          “beneficial ownership" has the meaning given to such term in the Securities Act (Ontario) as extended by Section 90(1) thereof.
          “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the Province of Alberta are authorized by law to close.
          “Change of Control” means the (i) acquisition by an individual or legal entity or group of more than one-half of the voting rights or equity interests in the Company; or (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company or the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation) or effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Company.

          “Common Share Equivalents” has the meaning set forth in Section 1.4 of Schedule “A”.
          "Conversion Price” has the meaning given to such term in Section 6.
          “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
          “Date of Original Issue" means January 23, 2006,
          “Debt” means at any date, without duplication, an amount equal to or greater than Two Million dollars (Cdn.$2,000,000) of: (i) all obligations of the Issuer for borrowed money, (ii) all obligations of the Issuer evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of the Issuer in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of Trade Payables, (iv) all obligations of the Issuer to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of the Issuer as lessee under capitalized leases, (vi) all Debt of others secured by a Lien on any asset of the Issuer, whether or not such Debt is assumed by such Person; and (vii) all Debt of others Guaranteed by the Issuer.
          “Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
          "equity security” has the meaning given to such term in the Securities Act (Ontario).
          “Financing” means the equity financing by the Issuer consummated on the date hereof and represented by this Note.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation for the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Note, Issuer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement relating to such asset.
          “Maturity Date” means July 24, 2006, subject to acceleration or extension as provided in Section 3 and 3.1 hereof or the conversion of this Note as set forth in Section 6 hereof.
          “Purchase Agreement” means that certain Note and Warrant Purchase Agreement, previously entered into between the Issuer and various holders of Promissory Notes and dated December 23, 2004.
          “Purchaser” means a Noteholder who has converted all or part of the indebtedness owing to it pursuant to a Note into Common Shares (or, if applicable, a successor security) of the Issuer.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).
          “Restricted Payment” means (a) the declaration or payment of any dividend or other distribution (whether in cash, stock or other property) with respect to the equity securities of the Issuer or any subsidiary or (b) any payment on account of the redemption, purchase or other acquisition, directly or indirectly, of any equity securities of the Issuer or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such equity securities, or any other security, other than (i) the repayment or prepayment of (A) any indebtedness outstanding as of the date hereof, (B) any Trade Payables, in each case, in the ordinary course of business or (C) the Promissory Notes pursuant to the terms thereof, or (ii) upon the “cashless” or “net issue” exercise by a holder of any option, warrant or other right to purchase or acquire any such equity securities, in each case, outstanding as of the Date of Original Issue.
          “Sale Transaction” means the consummation of (i) the acquisition, directly or indirectly, (including through beneficial ownership) of a controlling interest (more than 50% of the voting power) in the Issuer (through merger, sale of equity securities or other transaction or series of related transactions) by any Person or Persons who do not control (or form part of a “group”, as defined in Section 6(a.1) hereof, which controls) the Issuer as of the date hereof, or (ii) the sale or transfer of all or substantially all of the Issuer’s assets or business to any Person or Persons who do not control (or form part of a “group”, as defined in Section 6(a.1) hereof, which controls) the Issuer as of the date hereof.
          “Trade Payables” means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed by Issuer in the ordinary course of business in connection with the obtaining of materials or services. “Trade Payables” shall not include any indebtedness outstanding to any director, officer, shareholder holding more than 1% of the outstanding Common Shares or other person (including individuals and entities of any type) which are either “affiliates” or “associates” or which “act jointly and in concert” (in each case within the meaning given to such terms in the Securities Act (Ontario)) with any of the foregoing.
     2. Principal and Interest.
           (a) Interest. The aggregate outstanding principal balance of this Note shall bear interest accruing from and after the date hereof to the date this Note shall have been converted or repaid in full at the rate of twelve percent (12%) per annum, calculated and payable semi-annually, with the first such semi-annual in trust payment accruing, immediately, and thereafter, if the Maturity Date is extended in accordance with Section 3.1 hereof, at the end of such semi-annual period, with unpaid interest compounding at the same rate (effective annual interest rate of approximately 12.4%) subject to adjustment as set forth in Section 3 hereof. All computations of interest payable hereunder shall be on the basis of a 360-day year and actual days elapsed in the period for which such interest is payable. Interest shall be due and payable on the semi-annual dates of calculation or such earlier date that this Note is converted or repaid in full.
           (b) Payment Obligation. No provision of this Note shall alter or impair the obligations of Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times and rate, and in the currency herein prescribed, subject to the conversion provisions of this Note as provided herein.
           (c) Prepayment. The principal hereunder and all interest accrued thereon may be prepaid at any time by the Issuer in whole or in part (a “Prepayment”), provided that (i) the Issuer gives not less than fifteen (15) Business Days prior written notice to the Noteholder that it intends to make such a Prepayment specifying the amount of such Noteholder’s Note that the Issuer will Prepay and the date on which such Prepayment will be made. For avoidance of doubt, at any time following receipt of the notice of Prepayment until the Prepayment, the Noteholder shall have the right to convert the Note as provided in Section 6.
           (d) Gross-Up for Withholding Tax.
(I) Payment of Taxes. Any and all payments by the Issuer to the Noteholder or its successors, transferees and assigns (collectively, a “Holder”) under this Agreement, whether in respect of interest, costs, principal (including amortization of discount) or otherwise shall be made free and clear of, and without deduction or withholding for, any Tax (other than a Tax on the overall net income of a Holder) imposed, levied, collected, withheld or assessed by a Governmental Authority (as defined below). In addition, the Issuer shall pay all Other Taxes (as defined below). If the Issuer shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Holder, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this Section 2(d)) such Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Issuer shall make such deductions and withholdings; and (iii) the Issuer shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with any applicable requirement of law.
(II) Indemnification. The Issuer shall indemnify and hold harmless each Holder for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2(d)) incurred, paid by or assessable against the Holder and any liability (including penalties, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty days after the date the Holder makes written demand therefor.
(III) Receipts. Within thirty days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall provide the Holder with the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Holder.
(IV) Definitions. In this section:
“Other Taxes” means any present or future recordation, transfer, mortgage, stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by Canada, the United States of America or any political subdivision thereof or any other jurisdiction from or through which any payments under this Note are made that arise from any payment made hereunder or from the execution, delivery, or registration of, performance under, or otherwise with respect to this Note.
“Tax” or “Taxes” means any present or future tax, assessment, fees, levy, impost, duty or other charges imposed by any Governmental Authority.
“Governmental Authority” – means any nation or government, any state, province, municipality, region or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and any department, agency, board, commission, tribunal, committee or instrumentality of any of the foregoing.
     3. Events of Default and Remedies and Acceleration Upon a Sale Transaction. In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

          (a) except as set out in section 3.2 hereof, default in the payment of all or any part of the principal of any of this Note as and when the same shall become due and payable, at maturity, by acceleration or otherwise; or
          (b) except as set out in section 3.2 hereof, default in the payment of all or any part of the interest on any of this Note as and when same shall become due and payable and on appropriate notice hereunder; or
          (c) failure on the part of Issuer duly to observe or perform any other of the covenants or agreements on the part of Issuer contained in this Note (other than those covered by clauses (a) and (b) above) for a period of ten (10) Business Days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Issuer remedy the same, shall have been given by registered or certified mail, return receipt requested, to Issuer; or
          (d) any event or condition shall occur which results in the acceleration of the maturity of any Debt or enables or, with the giving of notice or lapse of time or both, would enable the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; or
          (e) the Issuer pursuant to or within the meaning of any Bankruptcy Law:
(i)	commences a voluntary case or proceeding,

(ii)	consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)	consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)	makes a general assignment for the benefit of its creditors, or

(v)	admits in writing its inability to pay its debts as the same become due; or
(f)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i)	is for relief against Issuer in an involuntary case,

(ii)	appoints a Custodian of Issuer or for all or substantially all of the property of Issuer, or

(iii)	orders the liquidation of Issuer,
     and such order or decree remains unstayed and in effect for 30 days;
then, in each case where an Event of Default occurs, the Holder, by notice in writing to the Issuer (the “Acceleration Notice”), may, at their option, declare the outstanding principal hereunder and all accrued and unpaid interest hereon and thereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Event of Default specified in Section 3(e) or 3(f) occurs, the principal hereunder and all accrued and unpaid interest hereon and thereon shall become and be immediately due and payable without any declaration or other act on the part of the Noteholder.
     The Issuer shall reimburse the Noteholder, on demand, for any and all costs and expenses, including (but not limited to) reasonable attorney fees and court costs, incurred by the Noteholder in collecting or otherwise enforcing this Note or in attempting to do any of the foregoing.
     Notwithstanding anything contained herein to the contrary, upon the first to occur of (i) the Maturity Date or (ii) a Sale Transaction, the Noteholder, by notice in writing to the Issuer, may, at its option, declare the outstanding principal hereunder and all accrued and unpaid interest hereon to become due and payable immediately. Subject to applicable securities laws, the Issuer shall use its reasonable best efforts to notify the Holders of pending or proposed Sale Transactions as soon as possible.
     Unless an Event of Default has occurred and is continuing, the Issuer may, at its option, subject to giving not more than 90 days and not less than 75 days’ prior written notice, and subject to any required regulatory approval, elect to satisfy its obligation to pay the amount of principal (but, for greater certainty, not interest, which shall be payable in cash) due hereunder upon acceleration by the Noteholder resulting from a Sale Transaction by issuing and delivering to the Noteholder that number of freely tradeable Common Shares obtained by dividing the amount to be paid by 95% of the weighted average trading price of the Issuer’s Common Shares on the TSX Venture Exchange for the 20 consecutive trading days on which at least two board lots have traded ending five trading days prior to the date on which the Sale Transaction shall have occurred. Notwithstanding such election by the Issuer, the Noteholder shall have the right to convert the outstanding principal hereunder at the lower of the price contemplated by this paragraph or the Conversion Price by notice otherwise given in accordance with Section 6 at any time prior to the completion of the Issuer-initiated settlement of the principal amount hereof in shares.
     3.1. Extension of Maturity Date. The Holder hereby covenants and agrees to enter into discussions with the Issuer not less than 30 days prior to the Maturity date and to use its reasonable best efforts to negotiate the extension of the Maturity Date, such extension to be for a term of at least six months from the original Maturity Date and to be on terms mutually agreeable to the Holder and the Issuer, acting reasonably. Notwithstanding the above, the Holder shall be under no obligation to discuss an extension of the Maturity Date with the Issuer if the Holder has been informed by the Issuer that such extension is not desirable to the Issuer.
     3.2. Notice Regarding Due and Payable Date. The Holder hereby covenants and agrees that notwithstanding anything else contained herein, the Holder shall not take any action whatsoever in respect of the collection or payment of amounts due and payable hereunder, whether relating to principal or interest, unless and until the later of: (i) the date that is thirty (30) days from the Maturity Date; and (ii) the Holder has provided thirty (30) days written notice to the Issuer that it intends to enforce such collection and payment.

     4. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
     No delay or omission of the Noteholder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder.
     5. Waiver of Past Defaults. The Noteholder may waive in writing any past Default or Event of Default hereunder and its consequences. In the case of any such waiver, the Issuer and the Noteholder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note, and the interest rate hereon shall not be deemed to have increased; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
     6. Conversion.
          (a) Optional Conversion. The outstanding principal hereunder plus all interest accrued thereon may, at the Noteholder’s option, be converted, at any time, in whole or in part, into Common Shares of the Issuer, at a conversion rate of Cdn.$0.44 per share (subject to adjustment for stock splits, consolidations, stock dividends and the like, as provided in Section 6(d) hereof) (the “Conversion Price”), all on and subject to the terms and conditions set forth in this Section 6.
          The Issuer’s obligation to issue Common Shares upon conversion of Note shall be absolute, is independent of any covenant of any Noteholder, and shall not be subject to: (i) any offset or defense; or (ii) any claims against the holder of this Note whether pursuant to this Note, the Articles of Incorporation or otherwise.
          (b) Mandatory Conversion. In the event that the Common Shares trade at a price equal to or greater than Cdn.$1.55 per share (subject to adjustment for stock splits, consolidations, stock dividends and similar reorganization transactions), based on the weighted average trading price for the particular day on the TSX Venture Exchange, for 30 consecutive trading days on which at least ten (10) board lots are traded, and provided that no Event of Default has occurred and is then continuing, the Issuer may, at its option by delivery of written notice to such effect to the Noteholder, which notice shall provide not more than 90 days and not less than 75 days’ prior written notice, and subject to any required regulatory approval, elect to cause the conversion of all outstanding amounts of principal due hereunder into freely tradeable Common Shares at the Conversion Price. Notwithstanding such election by the Issuer, the Noteholder shall have the right to convert the outstanding principal hereunder into Common Shares pursuant to Section 6(a), by notice otherwise given in accordance with Section 6 at any time prior to the completion of the Issuer-initiated settlement of the principal amount hereof pursuant to the Mandatory Conversion contemplated by this Section 6(b).
          (c) Mechanics of Conversion.
          (i) Such right of conversion shall be exercised by the Purchaser by delivering to the Issuer a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed, and by surrender not later than ten (10) business days thereafter of this Note. The Conversion Notice shall also contain a statement of the name or names (with addresses and applicable tax identification or social security numbers) in which the certificate or certificates for Common Shares shall be issued, if other than the name in which the Note in respect of which such conversion is taking place are registered. Promptly after the receipt of the Conversion Notice, the Issuer shall issue and deliver, or cause to be delivered, to the Purchaser or such Purchaser’s nominee, a certificate or certificates for the number of Common Shares issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Issuer of the Conversion Notice (the "Conversion Date”), and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the holder or holders of record of such Common Shares as of the close of business on the Conversion Date. If the Noteholder has not converted the entire amount of the Note pursuant to the Conversion Notice, then the Company shall execute and deliver to the Noteholder a new Note instrument identical in terms to this Note, but with a principal amount reflecting the unconverted portion of this Note. The new Note instrument shall be delivered subject to the same timing terms as the certificates for the Common Shares.
          (ii) The Issuer shall effect such issuance of Common Shares as soon as practicable after the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to the address designated by such holder. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.
          (d) Adjustments to Conversion Price. The Conversion Price, and/or the number of Common Shares or successor securities issuable on conversion shall be appropriately adjusted in the manner and circumstances provided in Schedule “A” hereto.
          (e) Fractional Shares. Upon the conversion of this Note pursuant to this Section 6, fractional shares of Common Shares shall not be issued and the Noteholder shall be paid the cash equivalent instead.
          (f) Obligation of Issuer to Obtain Regulatory Approvals. In the event the Issuer is prohibited from issuing Common Shares pursuant to this Section 6 as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Issuer shall as soon as possible seek the approval of its shareholders and take such other action to authorize the issuance of the full number of Common Shares issuable upon exercise of conversion rights of the Noteholder.
     7. Notices to Note Holders.
     7.1. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the current Conversion Price, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder of this Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Note, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the current Conversion Price at the time in effect and (iii) the number of Common Shares and the amount, if any, or other property which at the time would be received upon the conversion of Notes owned by such Holder.
     7.2. Notice of Corporate Action. If at any time:
          (a) the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or
          (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation, or
          (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;
then, in any one or more of such cases, the Company shall give to the Holder (i) at least 20 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up; and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Shares shall be entitled to any such dividend, distribution or right, and the amount and character thereof; and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company.
     7.3. No Rights as Shareholder. This Note does not entitle the Holder to any voting or other rights as a shareholder of the Company prior to conversion in accordance with the terms hereof.
     8. No Impairment. The Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will, (a) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the conversion of this Note; and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Note. Upon the request of the Holder, the Company will at any time during the period this Note is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of this Note and the obligations of the Company hereunder.
     9. Reservation and Authorization of Common Shares; Registration With Approval of Any Governmental Authority. From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the conversion of Notes such number of its authorized but unissued Common Shares as will be sufficient to permit the conversion in full of all outstanding Notes. All Common Shares which shall be so issuable, when issued upon conversion of any Note in accordance with the terms of such Note, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights. Before taking any action which would result in an adjustment in the number of Common Shares for which this Note is convertible or in the current Conversion Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. If any Common Shares required to be reserved for issuance upon conversion of Notes require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued (other than as a result of a prior or contemplated distribution by the Holder of this Note), the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.
     10. Taking of Record; Stock and Warrant Transfer Books. In the case of all dividends or other distributions by the Company to the holders of its Common Shares with respect to which any provision of Section 1 of Schedule “A” refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Note transfer books so as to result in preventing or delaying the exercise or transfer of any Note.

     11. Liquidation Rights; No Restricted Payments.
          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer, this Note shall be entitled to a claim in liquidation before participation by the holders of any debt subordinate hereto or of any capital stock of the Issuer. The amount of the claim in liquidation shall equal the cash amount to which the Noteholder would be entitled in the case of payment in cash. If upon such liquidation, dissolution, or winding up, the assets available for distribution among the holders of the Promissory Notes shall be insufficient to permit the payment of the full amounts of their claims in liquidation, then the entire assets of the Issuer to be distributed to the holders of the Promissory Notes shall be distributed pro-rata among the holders of the Promissory Notes based upon the amounts of their respective claims in liquidation.
          (b) Issuer shall not declare or make any Restricted Payments prior to conversion or payment in full of this Note.
     12. Modification of Note. This Note may be modified with the written consent of the Issuer and the Holder.
     13. Miscellaneous.
     (a) This Note shall be governed by and be construed in accordance with the laws of the Province of Alberta without regard to the conflicts of law rules of such Province. Each of the Issuer and Noteholder hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts of the Province of Alberta, and any appellate court from any thereof, in respect of actions brought against it as a defendant, in any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Provided, however, that the Noteholder shall be entitled to commence proceedings against the Issuer in such other jurisdiction as it considers advisable and the Issuer shall be deemed to have, in accordance with this Section 13, submitted to the jurisdiction of and waived protest of the forum for all purposes. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Issuer and the Noteholder hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above. Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile.
     (b) Issuer hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assents to extensions of the time of payment, or forbearance or other indulgence without notice.

     (c) The Section headings herein are for convenience only and shall not affect the construction hereof. This Note contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and shall supersede any prior agreements and understandings between the parties hereto with respect to such subject matter. The parties agree that this Note shall be deemed to have been jointly and equally drafting by them, and that the provisions of this Note therefore should not be construed against a party or parties on the grounds that such party or parties drafted or was more responsible for the drafting of any such provision(s).
     IN WITNESS WHEREOF, the Issuer has caused this Convertible Promissory Note to be duly executed as of the date first set forth above.

GENOIL INC.
By:
Name:
Title:

LIFSCHULTZ ENTERPRISES CO., LLC
By:
	Name:	David Lifschultz
Title:

SCHEDULE “A”
ADJUSTMENTS
     1. Adjustments. The number of Common Shares for which this Note is convertible, and the price at which such shares may be purchased upon conversion of this Note, shall be subject to adjustment from time to time as set forth in this Schedule. The Company shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4.
     1.1. Stock Dividends, Subdivisions and Combinations. If at any time while this Note is outstanding the Company shall:
(i) declare a dividend or make a distribution on its outstanding Common Shares in Common Shares,
(ii) subdivide its outstanding Common Shares into a larger number of Common Shares, or
(iii) combine its outstanding Common Shares into a smaller number of Common Shares, then:
(1) the number of Common Shares acquirable upon exercise of this Note immediately after the occurrence of any such event shall be adjusted to equal the number of Common Shares which a record holder of the same number of Common Shares that would have been acquirable under this Note immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination would own or be entitled to receive after such record date or the effective date of such subdivision or combination, as applicable, and
(2) the current Conversion Price shall be adjusted to equal:
(A) the current Conversion Price in effect at the time of the record date for such dividend or distribution or at the time of the effective date of such subdivision or combination, multiplied by the number of Common Shares into which this Note is convertible immediately prior to the adjustment, divided by
(B) the number of Common Shares into which this Note is convertible immediately after such adjustment.
     Any adjustment made pursuant to clause (i) of this Section 1.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 1.1 shall become effective immediately after the effective date of such subdivision or combination.
     1.2. Certain Other Distributions. If at any time while this Note is outstanding the Company shall cause the holders of its Common Shares to be entitled to receive any dividend or other distribution of:

          (i) cash,
          (ii) any evidences of its indebtedness, any shares of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional Common Shares as provided in Section 1.1 hereof), or
          (iii) any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of any class or any other securities or property or assets of any nature whatsoever, then:
          (1) the number of Common Shares acquirable upon conversion of this Note shall be adjusted to equal the product of the number of Common Shares acquirable upon conversion of this Note immediately prior to the record date for such dividend or distribution, multiplied by a fraction (a) the numerator of which shall be the current Conversion Price per Common Share at the date of taking such record (for greater certainty, prior to the adjustment contemplated by paragraph (2) below) and (b) the denominator of which shall be such current Conversion Price minus the amount allocable to one Common Share of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Company) of any and all such evidences of indebtedness, shares, other securities or property or warrants or other subscription or purchase rights so distributable; and
          (2) the current Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution shall be adjusted to equal (a) the current Conversion Price multiplied by the number of Common Shares acquirable upon conversion of this Note immediately prior to the adjustment, divided by (b) the number of Common Shares acquirable upon conversion of this Note immediately after such adjustment.
A reclassification of the Common Shares into Common Shares and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Shares of such shares of such other class of stock within the meaning of this Section 1.2 and, if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Shares within the meaning of Section 1.1.
1.3. Issuance of Additional Common Shares.
          (i) If at any time while this Note is outstanding the Company shall issue or sell any Additional Common Shares in exchange for no consideration or for consideration in an amount per Additional Common Share less than Cdn.$0.44 (as adjusted for stock splits, stock dividends and the like) at the time the Additional Common Shares are issued or sold, then:
          (A) the current Conversion Price immediately prior to such issue or sale shall be reduced to a price determined by dividing

          (1) an amount equal to the sum of (a) the number of Common Shares outstanding immediately prior to such issue or sale multiplied by the then existing current Conversion Price, plus (b) the consideration, if any, received by the Company upon such issue or sale, by
          (2) the total number of Common Shares outstanding immediately after such issue or sale; and
          (B) the number of Common Shares acquirable upon conversion of this Note shall be adjusted to equal the amount obtained by
          (1) multiplying the current Conversion Price in effect immediately prior to such issue or sale by the number of Common Shares acquirable upon conversion of this Note immediately prior to such issue or sale and
          (2) dividing the product thereof by the current Conversion Price resulting from the adjustment made pursuant to clause (A).
          (ii) The provisions of paragraph 1.3(i) shall not apply to any issuance of additional Common Shares for which an adjustment is provided under Section 1.1 or 1.2. No adjustment of the number of Common Shares acquirable upon conversion of this Note shall be made under paragraph 1.3(i) upon the issuance of any additional Common Shares which are issued pursuant to the conversion of any Notes or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities, if any such adjustment shall previously have been made upon the issuance of such Notes or other rights or upon the issuance of such convertible securities (or upon the issuance of any warrant or other rights therefor) pursuant to Section 1.4.
     1.4. Issuance of Common Share Equivalents. If at any time while this Note is outstanding the Company shall issue or sell any warrants or other rights to subscribe for or purchase any additional Common Shares or any securities convertible into or exchangeable for Common Shares (other than the Additional Common Shares) (collectively, “Common Share Equivalents”), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Shares is issuable upon the exercise, exchange or conversion of such Common Share Equivalents shall be less than the current Conversion Price in effect immediately prior to the time of such issue or sale, then the number of Common Shares acquirable upon the conversion of this Note and the current Conversion Price shall be adjusted as provided in Section 1.3 on the basis that the maximum number of additional Common Shares issuable pursuant to all such Common Share Equivalents shall be deemed to have been issued and outstanding and the Company shall have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such Common Share Equivalents. No further adjustments to the current Conversion Price shall be made under this Section 1.4 upon the actual issue of such Common Shares upon the exercise, conversion or exchange of such Common Share Equivalents.

     1.5. Superseding Adjustment.
          (i) If, at any time after any adjustment of the number of Common Shares into which this Note is convertible and the current Conversion Price shall have been made pursuant to Section 1.4 as the result of any issuance of Common Share Equivalents, (a) the right to exercise, convert or exchange all or a portion of such Common Share Equivalents shall expire unexercised, or (b) the conversion rate or consideration per share for which Common Shares are issuable pursuant to such Common Share Equivalents shall be increased solely by virtue of provisions therein contained for an automatic increase in such conversion rate or consideration per share upon the occurrence of a specified date or event, then any such previous adjustments to the current Conversion Price and the number of Common Shares for which this Note is convertible shall be rescinded and annulled and the additional Common Shares which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation.
          (ii) Upon the occurrence of an event set forth in Section 1.5(i) above there shall be a recomputation made of the effect of such Common Share Equivalents on the basis of: (i) treating the number of additional Common Shares or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise, conversion or exchange of such Common Share Equivalents, as having been issued on the date or dates of any such exercise, conversion or exchange and for the consideration actually received and receivable therefor, and (ii) treating any such Common Share Equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the conversion rate or consideration per share for which Common Shares or other property are issuable under such Common Share Equivalents; whereupon a new adjustment to the number of Common Shares for which this Note is convertible and the current Conversion Price shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.
          (iii) Provided, however, that notwithstanding anything to the contrary in this Section 1.5, no superceding adjustment shall affect, or require the re-computation or entitlements, refund of monies, return or cancellation of shares or other such conveyances, transfers and settlements, with respect to any conversions of this Note that have been completed prior to the event giving rise to the superceding adjustment.
     1.6. Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of Common Shares into which this Note is convertible and the current Conversion Price provided for in Section 1:
          (a) When Adjustments to Be Made. The adjustments required by Section 1 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Shares, as provided for in Section 1.1) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the Common Shares into which this Note is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 1 and not previously made, would result in a minimum adjustment, or otherwise on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.
          (b) Fractional Interests. In computing adjustments under this Section 1, fractional interests in Common Shares shall be taken into account to the nearest 1/100th of a share.
          (c) When Adjustment Not Required. If the Company undertakes a transaction contemplated under this Section 1 and as a result takes a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under this Section 1 and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under this Section 1, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
          (d) Escrow of Stock. If after any property becomes distributable pursuant to Section 1 by reason of the taking of any record of the holders of Common Shares, but prior to the occurrence of the event for which such record is taken, a holder of this Note converts the Note during such time, then such holder shall continue to be entitled to receive any Common Shares issuable upon conversion hereunder by reason of such adjustment and such shares or other property shall be held in escrow for the holder of this Note by the Company to be issued to holder of this Note upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Company and escrowed property returned to the Company.
     1.7. Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.
          (a) If there shall occur a Change of Control and if pursuant to the terms of such Change of Control, Common Shares of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of Common Shares of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Shares of the Company, then the Holder of this Note shall have the right thereafter to receive, upon the conversion of the Note, the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and the Other Property receivable upon or as a result of such Change of Control by a holder of the number of Common Shares into which this Note is convertible immediately prior to such event.
          (b) In case of any such Change of Control described above, the successor or acquiring corporation (if other than the Company) and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of Common Shares of the Company are entitled to receive as a result of such transaction, shall expressly assume the due and punctual observance and performance of each and every covenant and condition of the Company contained in this Note to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of the Common Shares into which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in Section 1. For purposes of Section 1, Common Shares of the successor or acquiring corporation shall include shares of such corporation of any class which is not preferred as to dividends or assets on liquidation over any other class of shares of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares or other securities which are convertible into or exchangeable for any such shares, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such shares. The foregoing provisions of this Section 1 shall similarly apply to successive Change of Control transactions.
     1.8. Other Action Affecting Common Shares. In case at any time or from time to time the Company shall take any action in respect of its Common Shares, other than the payment of dividends permitted by Section 1 or any other action described in Section 1, then, unless such action will not have a materially adverse effect upon the rights of the holder of this Note, the number of Common Shares or other stock into which this Note is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.
     1.9. Stock Transfer Taxes. The issue of stock certificates upon conversion of this Note shall be made without charge to the holder for any tax in respect of such issue. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of this Note, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

EXHIBIT A
FORM OF CONVERSION NOTICE
(To be executed by the registered Holder in order to convert the Note)
The undersigned hereby irrevocably elects to convert the Convertible Promissory Note (the “Note”) of Genoil Inc., a corporation governed by the Canada Business Corporations Act (the “Corporation”), due July 24, 2006 held by the undersigned into Common Shares, according to the terms and conditions of the Note and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the Common Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the Note being converted is attached hereto (and the original Note shall be transmitted to the Corporation pursuant to the terms thereof). All capitalized terms used in this Conversion Notice, but not otherwise defined herein shall have the meanings assigned in the Note.

Date of Conversion (Date of Notice)

Principal Amount of Note to be Converted

Principal Amount of Note not to be Converted (Principal Amount Remaining after Conversion)

Amount of accumulated and unpaid interest on principal amount of Note to be converted

Number of Common Shares to be Issued (including, if applicable, conversion of accrued but unpaid interest on Notes to be Converted)

Applicable Conversion Value
Conversion Information:[NAME OF HOLDER]

Address of Holder:

EA - 1

Issue Common Shares to (if different than above):
Name:
Address:

Tax ID #:

Name of Holder

By:
Name:
Title:

EA - 2